SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of March 23, 2017 (the “Effective Date”) by and between Brent Baker, an individual (“Executive”), and MusclePharm Corporation, a Nevada corporation (the “Company”). The Company and Executive are collectively referred to herein as the “parties.”

RECITALS

WHEREAS, Executive and the Company are parties to a certain Executive Employment Agreement, dated as of January 1, 2016, pursuant to which Executive was employed as Executive Vice President - Sales of the Company (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to enter into this Agreement providing for the terms and conditions of the voluntary termination by Executive of his employment; and

WHEREAS, in exchange for the good and valuable consideration described herein, the parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to his employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.              Voluntary Separation from Employment. The parties hereby agree that Executive has been an employee at-will of the Company and that his employment Term (as defined in Paragraph 2 of the Employment Agreement) shall be deemed to have been voluntarily terminated by Executive without Good Reason, as of the Effective Date, pursuant to Paragraph 5.5 of the Employment Agreement. The parties hereby mutually agree to waive any written notice requirements, and Executive agrees to waive the right to any payment under Paragraph 5.5 of the Employment Agreement, whether for the value of the benefits in the notice period or otherwise. After the Effective Date, Executive will not represent himself as being an employee, officer, or attorney of the Company for any purpose. Executive agrees to execute any and all additional documents and take such further steps as may be required to effectuate the resignations described herein. The Effective Date will be the employment termination date for Executive for all purposes, meaning Executive will no longer be entitled to any further compensation, monies or other benefits from the Company, including a monthly car allowance or coverage under benefit plans or programs sponsored by the Company; provided, however, that Executive will be eligible pursuant to COBRA to continue any health insurance plan that he participated in as of the Effective Date, at his own expense, as required by law. Executive will be provided further information with respect to COBRA benefits and eligibility under separate cover.

2.              Consideration.

a.              In consideration of Executive’s execution and compliance with this Agreement, including his agreement to: (i) provide the general release in Section 4 below; (ii) abide fully by the restrictive covenants set forth in the Employment Agreement as modified by Section 7 below; and (iii) waive any and all rights and entitlements he has, or may have, under any agreements he has, or may have, with the Company, the Company agrees it will:

i.                  Pay Executive a total amount of Three Hundred Fifty Thousand Dollars and Zero Cents ($350,000.00), less all applicable withholdings and legally required deductions, payable in twelve equal monthly installments, beginning on the first regular Company payroll date after the expiration of the revocation period set forth in Section 4(b)(v) below (the “Revocation Period”), and continuing for eleven months thereafter;

ii.                  Pay Executive a single lump sum payment of Thirty-Nine Thousand Three Hundred Seventy-Eight Dollars and Thirty-Seven Cents ($39,378.37), less all applicable withholdings and legally required deductions, on the next regularly scheduled payroll date, representing Executive’s accrued but unused vacation days as of the Effective Date;

iii.                  Vest Executive in 10,000 shares of Restricted Stock, pursuant to his April 28, 2015 Restricted Stock Agreement (the “Restricted Stock Agreement”), immediately upon the expiration of the Revocation Period; and

iv.                  Pay Executive a first quarter bonus equal to Eighty Thousand Three Hundred and Ten Dollars and Eighty One Cents ($80,310.81), less all applicable withholdings and legally required deductions, on the later of April 15, 2017 or the third business day after the expiration of the Revocation Period.

b.              Executive agrees and acknowledges that the payments set forth in Section 2(a) above include any unpaid base salary that has been accrued through the date of termination, any accrued but unpaid vacation pay, any accrued benefits and any expense reimbursements due and owing to Executive as of the date of termination, and constitute good and valuable consideration for this Agreement.

c.              The Company and Executive acknowledge and agree that Executive previously vested in 65,000 shares of restricted stock and that those shares previously have been provided and delivered to Executive. Executive agrees and acknowledges that those shares shall continue to be subject to the terms and conditions of their respective restrictive stock awards or agreements, except as expressly modified herein. Executive further agrees and acknowledges that any shares of Restricted Stock that he vests in pursuant to Section 2(a) above shall continue to be subject to the terms and conditions of the Restricted Stock Agreement, except as expressly modified herein. Executive agrees and acknowledges that nothing contain herein shall be construed as an agreement by the Company to provide executive with, or deliver to him, any shares beyond those stated in Section 2(a) above and that any such claims are waived pursuant to the General Release set forth in Section 4 below.

d.              Notwithstanding Section 2(a) above, Executive agrees that if Executive revokes this Agreement pursuant to Section 4(b)(v) below or violates any of his obligation under Sections 7 through 10 of this Agreement, Executive shall not be entitled to any amounts under this Section 2 and agrees he shall immediately repay and/or forfeit to the Company, upon written demand, any payments, Restricted Stock and benefits that already have been paid to Executive.

3.              No Further Consideration. With respect to the consideration set forth in Section 2(a) above, Executive understands and agrees that: (i) such consideration represents the sole and exclusive payments and benefits to be provided to him by the Company and he is not entitled to, and will not receive, any payment or benefits of any kind, including severance or separation payments or benefits, from the Company other than as expressly set forth hereinabove; (ii) the Company has satisfied any and all obligations it may have to Executive under the terms of any agreements he has, or may have, with the Company, including, without limitation, any obligations under Paragraph 4.4 and 6 of the Employment Agreement and under any restricted stock agreement; (iii) said payments include and far exceed any and all outstanding and accrued compensation, wages, bonuses, car allowances, severance, benefits, incentive compensation, stock options, stock grants, commissions, capital accounts, equitable interest, accrued paid time off, and amounts of any kind that may be due and owing to Executive; (iv) the Company has no further obligation to provide Executive with any compensation of any kind, or any non-monetary or monetary benefits; (v) Executive shall not vest in, earn or accrue any additional equity or compensation, wages, bonuses, car allowances, severance, benefits, incentive compensation, stock options, stock grants, commissions, capital accounts, equitable interest or accrued paid time off; and (vi) but for his execution of this Agreement, Executive would not be entitled to the consideration set forth in Section 2(a) above.

4.              General Release.

a.              Executive, for himself, his marital community and children, and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, and anyone claiming through them (collectively, the “Executive Releasors”), forever releases and discharges the Company, and any of its divisions, affiliates, subsidiaries, parents, predecessors, successors and assigns, and, with respect to such entities, their officers, directors, managers, members, employees, agents, stockholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (collectively, the “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, that the Executive Releasors ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever, up to and including the date the parties execute this Agreement, whether known or unknown to Executive, and whether vicarious, derivative, or direct (the “General Release”). For the avoidance of doubt, such released claims include, without limitation, any and all claims arising out of Executive’s employment by the Company and the termination of such employment, including any claims for unpaid wages, commissions, bonuses, incentive pay, vacation pay, legal fees, severance or other compensation, or any claims arising under or for alleged violation or breach of any contract, express or implied, including, without limitation, the Employment Agreement, any benefit or stock or equity plan, or any covenant of good faith and fair dealing, express or implied, or any tort, whether intentional or unintentional, including, without limitation, defamation, intentional infliction of emotional distress, fraud and breach of duty, or any legal restriction on the Company’s right to terminate employees, and any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq.(“OWBPA”), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the Colorado Anti-Discrimination Act, the Colorado Minimum Wage Order, the Colorado Labor Relations Act, the Colorado Labor Peace Act, the Nevada Fair Employment Practices Act, the Nevada Equal Pay Act, the Nevada Wage and Hour Laws, the Nevada Minimum Wage Law and the Colorado and Nevada constitutions, each as amended. Notwithstanding anything else herein to the contrary, this Section 4 shall not affect and does not release: (i) any claims indemnification or for coverage under office and director liability policies, if applicable; (ii) any claims that cannot be waived by applicable law; and (iii) any right by Executive to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Executive agrees not to violate the confidentiality provisions of the Agreement and further agrees and covenants that should Executive or any other person, organization, or other entity file, charge, claim, sue or cause to permit to be field any charge with the EEOC, or any civil action, suit or legal proceeding, against any Company Releasee involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding. Executive agrees that this Section 4 supersedes and amends the definition of the term “Release” under Paragraph 17 of the Employment Agreement.

b.              Executive acknowledges and agrees that in accordance with the terms of the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act:

i.                  Executive has read and understands this Agreement and knowingly and voluntarily entered into this Agreement without fraud, duress, or any undue influence.

ii.                  Executive acknowledges that by this Agreement, the Company has advised Executive in writing to consult with an attorney before signing this Agreement.

iii.                  Executive understands the language of this Agreement and its meaning, particularly with respect to Executive’s waiver and release of any claims against the Company under the ADEA.

iv.                  Executive has been afforded twenty one (21) calendar days to consider the terms of this Agreement, but may voluntarily elect to sign the Agreement in a shorter period of time.

v.                  Executive has seven (7) calendar days following his execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven (7) day period has expired. Executive may revoke the Agreement by ensuring written notice of revocation is received by the Company by 5:00 p.m. on the seventh (7th) calendar day following the execution of this Agreement. Following any such revocation, this Agreement shall be deemed null and void and of no legal force.

vi.                  Executive is not waiving any rights or claims that may arise after the date this Agreement is executed.

c.              For the purpose of implementing a full and complete release and discharge of the Company Releasees, the parties expressly acknowledge that the General Release is intended to include in its effect, without limitation, all claims or other matters described in this Section 4 that the Executive Releasors do not know or suspect to exist in their favor at the time of execution hereof, and that the releases contained in this Section 4 contemplate the extinguishment of any and all such claims or other such matters. The Company Releasees that are not parties to this Agreement are third-party beneficiaries of the release and are entitled to enforce its provisions.

5.              No Actions Covenants. Executive, for himself and the Executive Releasors, hereby covenants and represents that he has not instituted or pursued, and will not institute or pursue, any causes of action, claims, defenses, requests for relief, contributions, indemnities, lawsuits, controversies or the like that have been released by this Agreement, with any court or other tribunal, against the Company Releasees. Executive further agrees not to aid or participate in any manner in any private third-party complaint, suit, action, charge, claim, investigation or other proceeding whatsoever against any of the Company Releasees, except to the extent required to do so by any governmental, legal or administrative process. In the event Executive is required to so participate, Executive agrees, unless prohibited to do so by law, to notify the Company promptly, in writing, and to provide a copy of any such legal process or other government communication to the Company so that the Company may seek a protective order or other appropriate remedy. For the avoidance of doubt, this covenant shall not apply to actions for breach of this Agreement and does not affect any right of the Executive Releasors to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), as set forth in Section 4(a) above.

6.              General Disclaimer of Liability: This Agreement shall not in any way be construed as an admission by the Company of any unlawful or wrongful acts whatsoever toward or against Executive or any other person or entities. The Company specifically disclaims any liability to, or wrongful acts against, Executive and the Executive Releasors.

7.              Restrictive Covenants. Executive’s post-employment obligations under the Employment Agreement, including, without limitation, those set forth in Paragraph 4 of the Employment Agreement, shall continue in full force and effect; provided, however, that: (i) the Company agrees to reduce the non-competition period set forth in Paragraph 4.2 of the Employment Agreement from a period of twelve (12) months to a period of six (6) months following the Effective Date; and (ii) Executive agrees that the non-solicitation restrictions set forth in Paragraph 4.3 of the Employment Agreement shall apply to any employee or consultant of the Company (or any person who was an employee or consultant of the Company in the 90-day period before such inducement), irrespective of the circumstances of their termination, and that in addition to such restrictions, Executive shall be restricted from hiring, engaging or seeking to hire or engage (whether on his behalf or on behalf of some other person or entity), any employee or contractor of the Company (or any person who was an employee or contractor of the Company in the 90-day period before such inducement) for a period of twelve (12) months following the Effective Date. Executive reaffirms his agreement to the restrictive covenants set forth in the Employment Agreement, as modified herein, and reaffirms his acknowledgements and agreements set forth in Paragraph 4.5 of the Employment Agreement. Should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

8.              Non-Disparagement. Executive agrees he will not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander, disparage (whether or not such disparagement legally constitutes libel or slander) or otherwise reflect negatively on Ryan Drexler, the Company, and any of their respective or affiliated businesses, affairs, operations or reputations, or the reputations of any of their past or present owners, officers, partners, investors, members, agents, representatives and employees. Nothing in this Agreement, however, shall prohibit or restrict Executive from: (i) making any disclosure of information required by law or (ii) providing information to, testifying truthfully before, or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body.

9.              Post-Termination Cooperation. Following his Effective Date, Executive agrees to cooperate fully with the Company concerning: (i) all reasonable requests for information relating to the business affairs of the Company; (ii) the orderly transition of his job duties and responsibilities; (iii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by or engaged by the Company; and (iv) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority, as any such investigation or review relates to events or occurrences that transpired while Executive was an employee of the Company. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with members or employees of the Company and/or its and their counsel at reasonable times and locations, executing accurate and truthful documents at reasonable times and locations and taking such other actions as may be requested by the Company and/or its counsel to effectuate the foregoing.

10.           Return of Company Property. Executive agrees to promptly return to the Company in good and working condition all property of the Company in his possession, custody, or control, including without limitation: (i) physical property, such as Company-provided equipment, computer and related equipment, credit card(s), key(s), or identification or access card(s) or badge(s); (ii) access codes or passwords to the Company’s information or security systems; and (iii) all confidential information and other physical or electronic documents concerning the business or operations of the Company; provided, however, that Executive may keep the iPhone and iPad he received from the Company.

11.           Public Disclosure. The parties hereby agree that the existence, terms and provisions of this Agreement are confidential. As such, any public disclosure related in any way to this Agreement and the terms hereof may only be disclosed: (i) as required by law, rule or regulation; or (ii) for purposes of a Form 8-K/press release or other public disclosure or reporting filing.

12.           Successors and Assigns. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. Executive may not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.

13.           Applicable Law and Dispute Resolution. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Colorado without regard to conflicts-of-law principles. Subject to Paragraph 4.5 of the Employment Agreement and Section 14 below, and without in any way limiting the applicability of binding arbitration, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement and the Employment Agreement and further agrees that all claims in respect of the action or proceeding may be heard and determined in any such court to the extent that any court proceeding is necessary in connection with Paragraph 4.5 of the Employment Agreement and Section 14 below, and further agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Employment Agreement in any other court. Each of the parties agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

14.           Binding Arbitration. Except as provided in Paragraph 4.5 of the Employment Agreement, any and all disputes which involve or relate in any way to this Agreement, the Employment Agreement and/or to Executive's employment, Executive's termination of employment with the Company or termination of the Employment Agreement, whether initiated by Executive or by the Company and whether based on contract, tort, statute, or common law, shall be submitted to and resolved by final and binding arbitration as the exclusive method for resolving all such disputes. The arbitration shall be private and confidential and conducted in Denver, Colorado pursuant to the Federal Arbitration Act and applicable Colorado law, and pursuant to the applicable rules of the American Arbitration Association ("AAA") relating to employment disputes, unless the parties otherwise mutually agree to modify the AAA Rules.

The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim or claims, within the time period of any applicable statute of limitations relating to such claim(s). If the parties cannot mutually agree upon an arbitrator, then the parties shall select a neutral arbitrator through the procedures established by the AAA. The arbitrator shall have the powers provided under the Colorado Code of Civil Procedure relating to the arbitration of disputes, except as expressly limited or otherwise provided in this Agreement. The parties shall have the right to reasonable discovery as mutually agreed or as determined by the arbitrator, including at least one deposition each, it being the goal of the parties to resolve any disputes as expeditiously and economically as reasonably practicable. The parties agree to share equally in the payment of the administration costs of the AAA arbitration, including payment of the fees for the arbitrator, and any other costs directly related to the administration of the arbitration. The parties shall otherwise be responsible for their own respective costs and attorneys' fees relating to the dispute, such as deposition costs, expert witnesses and similar expenses.

The arbitrator may award, if properly proven, any damages or remedy that a party could recover in a civil litigation. The award of the arbitrator shall be issued in writing, setting forth the basis for the decision, and shall be binding on the parties to the fullest extent permitted by law, subject to any limited statutory right to appeal as provided by law. Judgment upon the award of the arbitrator may be entered pursuant to Section 13 above and enforced as provided by law.

This agreement to arbitrate is freely negotiated between Executive and the Company and is mutually entered into between the parties. Each party understands and agrees that it is giving up certain rights otherwise afforded to it by civil court actions, including but not limited to the right to a jury trial; provided, however, that either party may seek provisional remedies in a court of competent jurisdiction as provided pursuant to applicable law.

15.           Dodd-Frank Act and Other Applicable Legal Requirements. The parties hereby incorporate Paragraph 18 of the Employment Agreement into the Agreement.

16.           Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement may not be changed or altered, except by a writing signed by both parties.

17.           Rule of Ambiguities: It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against the drafter.

18.           Cooperation.  The parties agree to cooperate fully with one another in effecting and carrying out the terms and conditions of this Agreement. The parties and their associated entities shall execute and deliver such other instruments and take such other action as they may require to more effectively complete any matter provided for herein.

19.           Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective: (a) upon delivery, if delivered in person; (b) upon delivery to Federal Express or other similar courier service, marked for next day delivery, addressed as set forth below; or (c) upon deposit in United States Mail if sent by registered or certified mail, return receipt requested, addressed as set forth below:

If to the Company:

MusclePharm Corporation
Attn: Chief Executive Officer
4721 Ironton Street, Building A
Denver, Colorado 80239

If to Executive:

Brent Baker

20.           Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

21.           Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23.           Section 409A. This Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

24.           Knowing and Voluntary Acknowledgement. Executive specifically agrees and acknowledges that: (a) he has read this Agreement in its entirety and understands all of its terms; (b) he has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (c) he knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; and (d) he is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled.

IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

MUSCLEPHARM CORPORATION By: /s/ Ryan Drexler Ryan Drexler Printed Name CEO Title 3/23/2017 Date Signed	EXECUTIVE By: /s/ Brent Baker Brent Baker Printed Name 3/24/2017 Date Signed